EXHIBIT 99.1

CSG Appoints Technology Veteran Rachel Barger to Board of Directors

DENVER – Sept. 6, 2022 – CSG® (NASDAQ: CSGS) today announced the addition of technology veteran Rachel Barger to its board of directors. Her appointment adds proven global expertise in go-to-market and channel growth, P&L depth in high-growth verticals and strong development of high-performance, inclusive teams.

“CSG is in an era of accelerated growth and Rachel adds tremendous depth with her experience on the ground in Asia and the Americas leading large, growth-focused teams,” said Ron Cooper chair of the board of directors, CSG. “Rachel’s customer-obsessed approach, inspiring leadership style and growth mindset are a natural fit for us. She understands what it takes to build strong relationships with our customers and partners while delivering strong results for shareholders.”

“It’s an honor to join the CSG board during such a transformative time,” said Barger. “CSG has a great vision for the future and incredible leaders who inspire their people to do good work each day and be good to each other. As technology embeds itself more deeply in our lives, CSG is poised to stand out as a leader that not only delivers extraordinary customer experiences but takes responsibility to create even greater impact in the world. This is why I chose to be a part of the Board.”

Ms. Barger has been at Cisco Systems, Inc. since October 2020, and in May of 2022 was named Senior Vice President, Americas Sales responsible for overseeing the largest of the company’s three sales geographies with over 5,000 employees across 17 countries. She served as a President and Managing Director Southeast Asia, Chief Operating Officer APJ, and Regional VP of Sales at SAP from 2016 through 2020. Prior to these roles, Ms. Barger was a General Manager for the EMEA Region and a Vice President of Global Strategic Accounts at Lithium Technologies. She also held various senior positions for SAP Ariba from 2004–2013.

Ms. Barger holds an M.B.A. from the Australian Graduate School of Management (UNSW) and a B.S. in chemical engineering from the University of Delaware. She is also a member of the Exceptional Women Foundation (EWA) and the acting Chief on the Advisory Board for the Singapore Management University School of Computing and Information Systems.

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About CSG

CSG is a leader in innovative customer engagement, revenue management and payments solutions that make ordinary customer experiences extraordinary. Our cloud-first architecture and customer-obsessed mindset help companies around the world launch new digital services, expand into new markets, and create dynamic experiences that capture new customers and build brand loyalty. For 40 years, CSG’s technologies and people have helped some of the world’s most recognizable brands solve their toughest business challenges and evolve to meet the demands of today’s digital economy with future-ready solutions that drive exceptional customer experiences. With 5,200+ employees in over 20 countries, CSG is the trusted technology provider for leading global brands in telecommunications, retail, financial services, and healthcare. Our solutions deliver real-world outcomes to more than 900 customers in over 120 countries.

To learn more, visit us at csgi.com and connect with us on LinkedIn and Twitter.

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Contacts:

Tammy Hovey

Global Public Relations

+1 (917) 520-2751

tammy.hovey@csgi.com

John Rea

Investor Relations

+1 (210) 687-4409

john.rea@csgi.com